Exhibit 10.17
KULICKE AND SOFFA INDUSTRIES, INC.

2021 OMNIBUS INCENTIVE PLAN

Performance Share Unit Award Agreement

This Performance Share Unit Award Agreement (the “Agreement”) dated as of «Date of Grant» (the “Award Date”) is between Kulicke and Soffa Industries, Inc. (the “Company”) and «First_name» «Last_name» (the “Participant”) pursuant to the Kulicke and Soffa Industries, Inc. 2021 Omnibus Incentive Plan (as amended from time to time, the “Plan”). Capitalized terms that are not defined herein shall have the same meanings given to such terms in the Plan.

WHEREAS, the Committee has authorized the grant to the Participant of performance-based Restricted Stock Units (the “Performance Share Units”) in accordance with the provisions of the Plan, a copy of which is attached hereto; and

WHEREAS, the Participant and the Company desire to enter into this Agreement to evidence and confirm the grant of such Performance Share Units (the “Award”) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Performance Share Units. The Company hereby grants to the Participant an Award of «Relative TSR» Performance Share Units assuming 100% achievement of the Performance Measures, up to a maximum of [____] Performance Share Units assuming maximum achievement of the Performance Measures. Upon fulfillment of the requirements set forth below, the Participant shall, except as otherwise provided in this Agreement, have the right to receive one share of Common Stock of the Company (“Share”) for each earned Performance Share Unit. This grant is in all respects limited and conditioned as hereinafter provided and is subject in all respects to the terms and conditions of the Plan now in effect and as it may be amended from time to time (but only to the extent that such amendments apply to outstanding awards under the Plan). Such terms and conditions are incorporated herein by reference, made a part hereof, and shall control in the event of any conflict with any other terms of this Agreement.
2. Performance Share Unit Vesting. The performance period for this Award shall commence on «Period Begin Date» and shall end on Period End Date» (the “Performance Period”). The Award shall be subject to all vesting requirements, including the achievement of Performance Measures, as set forth in Appendix A to this Agreement. Subject to Section 4 below, the Performance Share Units subject to this Award shall be eligible to vest upon the Participant’s continued employment through the later of the third anniversary of the grant date or the date of certification by an independent consulting firm appointed by the Company of the achievement of the applicable Performance Measures (such date, the “Vesting Date”).
3. Settlement of Vested Performance Share Units. Except as otherwise provided in this Agreement, one Share shall be delivered to the Participant for each vested Performance Share Unit as soon as administratively practicable following the Vesting Date but no later than the fifteenth day of the third month following the end of the calendar year in which the Vesting Date occurs.
4. Termination of Service. Eligibility to vest in the Performance Share Units subject to the Award is also subject to the Participant remaining continuously employed with the Company and its Subsidiaries through the last day of the Performance Period, provided however, if the Participant terminates employment with the Company and its Subsidiaries during the Performance Period due to Retirement (as defined below), Disability (as defined in Section 422(c) of the Code) or death, the Participant (or in the event of death, the Participant’s beneficiary) shall be eligible to vest in a pro rata portion of the Performance Share Units subject to the Award that the Participant would otherwise have vested based on the actual achievement of the Performance Measures as determined at the end of the Performance Period had he or she remained employed by the Company and its Subsidiaries through the end of the Performance Period. The pro rata portion will be calculated based on full months as measured from the grant date to the corresponding day of each succeeding month prior to such termination of employment. If the Participant terminates employment with the Company and its Subsidiaries for any other reason, all unvested Performance Share Units at the time of such termination of employment shall be forfeited. For purposes of this Agreement, ““Retirement” means a Participant has unilaterally elected to terminate employment with the Company and its Subsidiaries on or after attaining age 50 and completing at least three years of continuous employment with the

Exhibit 10.17
Company and/or its Subsidiaries, provided the sum of the Participant’s age and years of continuous employment with the Company and/or its Subsidiaries equals or exceeds 60.
In each case, Shares attributable to the prorated Performance Share Units subject to this Award shall be delivered to the Participant as soon as administratively practicable following the Vesting Date but no later than the fifteenth day of the third month following the end of the calendar year in which the Vesting Date occurs.
5. Adjustment in Capitalization. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation), the Shares subject to this Award shall be treated as set forth in Section 7.6 of the Plan.
6. Change in Control. In the event of a Change in Control, the Award shall be treated as set forth in Section 7.7 of the Plan. Notwithstanding the foregoing, in the event the Participant remains employed by the Company through a Change in Control (or the Award remains eligible for vesting in the event of Retirement that satisfies the conditions of Section 4 above) and the surviving or successor entity does not assume, substitute, or continue the Award, the Participant shall vest in the Performance Share Units immediately prior to the closing of the Change in Control with such vesting based on (i) if the Change in Control is consummated within the first year of the Performance Period, target achievement of the Performance Measures, or (ii) if the Change in Control is consummated after the first year of the Performance Period, actual achievement of the Performance Measures as of the Change in Control, as determined by the Committee. For purposes of clarity, the Performance Share Units shall vest based on the foregoing sentence immediately prior to the closing of the Change in Control rather than at the end of the Performance Period. In the event a Change in Control occurs and the surviving or successor entity agrees to assume this outstanding Award and the Participant is terminated by the Company or the successor entity without Cause within twenty-four (24) months after the Change in Control, then the Award shall vest on such date of termination based on (i) if the date of termination occurs within the first year of the Performance Period, target achievement of the Performance Measures, or (ii) if the date of termination occurs after the first year of the Performance Period, actual achievement of the Performance Measures as of the date of termination, as determined by the Committee.

For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment agreement between the Company and the Participant, a determination by the Company that the Participant was or should have been dismissed as a result of (i) any material breach by the Participant of any agreement between the Participant and the Company; (ii) any material violation by the Participant of any written policy of the Company, including, without limitation, the Company’s Code of Business Conduct; (iii) the conviction of, indictment for or plea of nolo contendere by the Participant to a felony or a crime involving moral turpitude; (iv) conduct of the Participant, in connection with Participant’s employment or service, that has resulted, or could reasonably be expected to result, in material injury to the business or reputation of the Company; or (v) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Participant of the Participant’s duties to the Company.
7. Restrictions on Transfer. Performance Share Units may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except by will or the laws of descent and distribution.
8. Withholding of Taxes. The obligation of the Company to deliver Shares or cash shall be subject to applicable Federal, state and local tax withholding requirements. The Committee may require the Participant to remit to the Company an amount sufficient to satisfy the withholding requirements or may, in its discretion, permit or require the Participant, subject to the provisions of the Plan and withholding rules established by the Committee, to satisfy the withholding tax, in whole or in part, by electing to have the Company withhold Shares or cash (or by returning previously acquired Shares to the Company). Such election must be made in compliance with and subject to the withholding rules, and the Company may limit the number of Shares withheld to satisfy the minimum tax withholding requirements to the extent necessary to avoid adverse accounting consequences.
9. No Rights as a Shareholder. Until Shares are issued, if at all, in satisfaction of the Company’s obligations under this Award, in the time and manner specified above, the Participant shall have no rights as a shareholder with respect to such Shares.
10. No Right to Continued Employment. Neither the execution and delivery hereof nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Subsidiaries to employ or continue the employment of the Participant for any period.
11. Clawback Rights. Notwithstanding any other provision of the Plan or this Agreement, this Award is subject to recovery under any law, government regulation or stock exchange listing requirement and will be subject to such deductions and clawback as may be required pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to such law, government regulation or stock exchange listing requirement).

Exhibit 10.17
12. Governing Law. The Award and the legal relations between the parties shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the principles of conflicts of law).
13. Signature in Counterpart. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.
14. Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Company or the Participant or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
15. Amendment. This Agreement may not be altered, modified or amended except by a written instrument signed by the Company and the Participant.
16. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
17. Section 409A. This Award is intended as a short-term deferral, and to not be subject to any tax, penalty, or interest under, Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. This Award, this Agreement and the Plan (as to the Award) shall be construed and interpreted consistent with such intent. To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, such amounts shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A, and the settlement of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Participant in connection with his or her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the termination date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. The Company makes no representation or warranty and shall have no liability to the Participant or any other person if any payments under any provisions of this Agreement are determined to constitute deferred compensation under Section 409A and are subject to the 20 percent tax under Section 409A.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Participant has executed this Agreement in duplicate as of the day and year first above written as the Award Date.

KULICKE AND SOFFA INDUSTRIES, INC.

By:____________________________________
Name: Stephen R. Drake
Title: Vice President, Legal Affairs & General Counsel

By:____________________________________
Participant

Exhibit 10.17
Appendix A

The Management Development and Compensation Committee of the Board of Directors have established the following Performance Share Plan terms for performance share unit grants. All Performance Share Award grants are made pursuant to the Kulicke & Soffa Industries 2021 Equity Plan.

Performance Metric: Relative Total Shareholder Return
Performance for the purposes of determining the vesting of the performance share awards will be based on Relative Total Shareholder Return (“TSR”). Relative TSR measures the K&S share price movement over a performance period relative to the share price movement (plus accrued dividends, if appropriate) of peer companies.

TSR = End of Period Share Price – Beginning of Period Share Price + Dividends
Beginning of Period Share Price

Performance Share Awards
The terms of the grant are stated below:

Award Date	<<Award Date>>
Performance Period	<<Performance Begin Date>> to <<Performance End Date>>
Vesting	See Award Agreement. At a high level, cliff vesting upon later of the third anniversary of the award date and certification of achievement of performance goals following the end of the performance period
Peer Companies	Companies of GICS:45301020 (Semiconductors)*[1]
Stock Averaging Period	90 calendar days
Target Performance	Median of the Peer Companies
Payout Range	0% to 200% of rTSR PSUs

* Companies traded on the Pink Sheets LLC Exchange have been excluded from the group of Peer Companies

Peer Companies
The companies of the GICS 45301020 (Semiconductors) not including companies traded on the Pink Sheets LLC Exchange as of the beginning of Performance Period will comprise the Peer Companies for the determination of the Relative TSR results of K&S at vesting.

Analog Devices, Inc.	Maxim Integrated Products, Inc.
Ambarella, Inc.	MaxLinear, Inc.
Advanced Micro Devices, Inc.	NeoPhotonics Corporation
Alpha and Omega Semiconductor Limited	NVIDIA Corporation
Broadcom Inc.	NVE Corporation
Envision Solar International, Inc.	NXP Semiconductors N.V.
CEVA, Inc.	O2Micro International Limited
Cree, Inc.	Universal Display Corporation
Cirrus Logic, Inc.	ON Semiconductor Corporation
Canadian Solar Inc.	Impinj, Inc.
Diodes Incorporated	Power Integrations, Inc.
DSP Group, Inc.	Pixelworks, Inc.

Exhibit 10.17

eMagin Corporation	QUALCOMM Incorporated
First Solar, Inc.	Qorvo, Inc.
GSI Technology, Inc.	QuickLogic Corporation
Himax Technologies, Inc.	Rambus Inc.
Intel Corporation	SMART Global Holdings, Inc.
Inphi Corporation	Silicon Motion Technology Corporation
JinkoSolar Holding Co., Ltd.	SiTime Corporation
Kopin Corporation	Silicon Laboratories Inc.
SemiLEDs Corporation	Semtech Corporation
Lattice Semiconductor Corporation	SPI Energy Co
Microchip Technology Incorporated	SunPower Corporation
MoSys, Inc.	Sequans Communications S.A.
Monolithic Power Systems, Inc.	Skyworks Solutions, Inc.
Everspin Technologies, Inc.	Synaptics Incorporated
Marvell Technology Group Ltd.	Tower Semiconductor Ltd.
MACOM Technology Solutions Holdings, Inc.	Texas Instruments Incorporated
Micron Technology, Inc.	Summit Wireless Technologies, Inc.
MagnaChip Semiconductor Corporation	Xilinx, Inc.

The Peer Companies may change over the Performance Period as follows:
•In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity will remain a Peer Company, without adjustment to its financial or market structure.
•In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a member of the peer group, or with an entity that is not a Peer Company, in each case, where the Peer Company is the surviving entity and remains publicly traded, the surviving entity will remain a Peer Company.
•In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company, a ‘going private’ transaction involving a Peer Company or the liquidation of a Peer Company, where the Peer Company is not a surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.

Changes to the companies comprising the GICS 45301020 (Semiconductors) not including companies traded on the Pink Sheets LLC Exchange over the Performance Period will not change the Peer Companies for the Performance Share Awards made under this plan.

Beginning Average Price with respect to the Company or any other company in the Peer Group, means the average of the closing stock prices for a share of common stock of the applicable company for the 90 calendar days immediately preceding the first day of the Performance Period. If as of the start of the Performance Period a member of the Peer Group has been publicly traded for less than 90 calendar days, such company’s beginning average price shall equal the average of the closing stock prices for a share of common stock of the applicable company over the period during which the company’s stock has been publicly traded.

Target Performance
TSR for each of the Peer Companies is calculated and ranked highest to lowest. The Median TSR performance of the Peer Companies is the TSR at which half the Peer Companies’ TSR results are below and half the Peer Companies’ TSR results are above.

Exhibit 10.17
Payout Range
The percentage of earned Performance Share Units that will ultimately vest will range from 0% to 200% based upon the final positioning of the Company’s TSR relative to the median of the Peer Companies at the end of the Performance Period. Notwithstanding the foregoing, if the Company’s TSR during the Performance Period is negative, the percentage of earned Performance Share Units shall not exceed 100%.

The payout scale below shows the Award vesting percentage at percentile performance points from <25th to 99th at 5 percentile point increments. Final Vesting of Performance Share Awards will be interpolated and will be expressed as a full percentage point ranging from 0% to 200%.

Percentile Performance	Payout
99th	200%
95th	190%
90th	180%
85th	170%
80th	160%
75th	150%
70th	140%
65th	130%
60th	120%
55th	110%
Median 50%	100%
45th	90%
40th	80%
35th	70%
30th	60%
25th	50%
<25th	0%

Radford PeerTracker
Participants in the Performance Share Award Program can track the K&S and Peer Companies’ TSR at https://peertracker.aon.com/Participant/nl/352/?planid=3589

The website provides share price data, performance tracking and up-to-date vesting estimates for the Performance Share Awards granted under this Plan.